QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

DAVIS, MALM & D'AGOSTINE, P.C.
ONE BOSTON PLACE
BOSTON, MA 02108
TEL. 617-367-2500

May 9, 2016

Clean Harbors, Inc. and the
Guarantors listed on Exhibit A
42 Longwater Drive
Norwell, MA 02161-9149
Re: Registration Statement on Form S-4

Ladies and Gentlemen:

        You are seeking to register under the Securities Act of 1933, as amended, $250,000,000 aggregate principal amount of 5.125% Senior Notes due 2021 (the "New Notes") of Clean Harbors, Inc., a Massachusetts corporation (the "Company"), and the related Guarantees of the Company's subsidiaries (the "Guarantors") which are listed as Guarantor Registrants in the Registration Statement on Form S-4 which you are filing with the Securities and Exchange Commission (the "Commission"). Such Registration Statement, as it may hereafter be amended, is referred to hereafter as the "Registration Statement," and the form of prospectus included in, or filed under, the Registration Statement is referred to hereafter as the "Prospectus." The New Notes and the Guarantees (collectively, the "New Securities") will be issued as additional securities under the Indenture dated as of December 7, 2012 (the "Indenture") among the Company, the Guarantors and U.S. Bank National Association, as Trustee. As described in the Prospectus, you propose to offer the New Securities to the holders of the Company's $250,000,000 aggregate principal amount of outstanding unregistered 5.125% Senior Notes due 2021 which you issued and sold on March 17, 2016 (the "Old Notes") in exchange for the Old Notes and the related guarantees of the Guarantors (collectively, the "Old Securities"). You have requested that we furnish to you an opinion as to the legality and enforceability of the New Securities, which opinion will be filed as an Exhibit to the Registration Statement.

        We have examined the Old Securities, the proposed form of the New Securities, the Indenture, the organization documents of the Company and the Guarantors, as amended, copies of votes of the Boards of Directors (or equivalent managers) of the Company and the Guarantors, the Registration Statement and the Exhibits thereto, and such other documents as we deemed pertinent. We have also made such examination of law as we have felt necessary in order to render this opinion.

        As to certain factual matters relevant to this opinion, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and the Guarantors and certificates of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigation with regard to matters of fact, and we do not express any opinion as to matters of fact that might have been disclosed by independent verification. In rendering our opinion set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the New Securities will conform to that included in the Indenture, and (vi) the due authorization, execution and delivery of the Indenture by the Trustee and of the exchange documentation described in the Prospectus by the holders of the Old Securities.

        Based upon and subject to the foregoing, we are of the opinion that, upon (i) the issuance of an appropriate order by the Commission allowing the Registration Statement to become effective and (ii) due execution of the New Securities by the Company and the Guarantors, due authentication thereof by the Trustee in accordance with the Indenture, and issuance and delivery thereof in exchange for the Old Securities as contemplated by the Registration Statement, the New Securities will be validly issued and will constitute legally binding obligations of the Company and the Guarantors entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms subject to (a) applicable bankruptcy, insolvency, liquidation, reorganization, moratorium, usury, fraudulent conveyance and other laws relating to or affecting the rights and remedies of creditors generally, (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and (c) concepts of good faith and fair dealing, materiality and reasonableness. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to herein, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court.

        We are providing this opinion to you for your use in connection with the Registration Statement and the transactions contemplated by the Registration Statement. The only opinion rendered by us consists of those matters set forth in the preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated.

        We hereby consent that this opinion may be filed as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus.

Very truly yours,
DAVIS, MALM & D'AGOSTINE, P.C.
By:	/s/ C. MICHAEL MALM C. Michael Malm, Managing Director

 Exhibit A

Altair Disposal Services, LLC
ARC Advanced Reactors and Columns, LLC
Baton Rouge Disposal, LLC
Bridgeport Disposal, LLC
CH International Holdings, LLC
Clean Harbors Andover, LLC
Clean Harbors Antioch, LLC
Clean Harbors Aragonite, LLC
Clean Harbors Arizona, LLC
Clean Harbors Baton Rouge, LLC
Clean Harbors BDT, LLC
Clean Harbors Buttonwillow, LLC
Clean Harbors Catalyst Services, LLC
Clean Harbors Chattanooga, LLC
Clean Harbors Clive, LLC
Clean Harbors Coffeyville, LLC
Clean Harbors Colfax, LLC
Clean Harbors Deer Park, LLC
Clean Harbors Deer Trail, LLC
Clean Harbors Development, LLC
Clean Harbors Disposal Services, Inc.
Clean Harbors El Dorado, LLC
Clean Harbors Environmental Services, Inc.
Clean Harbors Exploration Services, Inc.
Clean Harbors Florida, LLC
Clean Harbors Grassy Mountain, LLC
Clean Harbors Industrial Services, Inc.
Clean Harbors Kansas, LLC
Clean Harbors Kingston Facility Corporation
Clean Harbors LaPorte, LLC
Clean Harbors Laurel, LLC
Clean Harbors Lone Mountain, LLC
Clean Harbors Lone Star Corp.
Clean Harbors Los Angeles, LLC
Clean Harbors (Mexico), Inc.
Clean Harbors of Baltimore, Inc.
Clean Harbors of Braintree, Inc.
Clean Harbors of Connecticut, Inc.
Clean Harbors Pecatonica, LLC
Clean Harbors PPM, LLC
Clean Harbors Recycling Services of Chicago, LLC
Clean Harbors Recycling Services of Ohio, LLC
Clean Harbors Reidsville, LLC
Clean Harbors San Jose, LLC
Clean Harbors San Leon, Inc.
Clean Harbors Services, Inc.
Clean Harbors Surface Rentals USA, Inc.
Clean Harbors Tennessee, LLC
Clean Harbors Westmorland, LLC

Clean Harbors White Castle, LLC
Clean Harbors Wilmington, LLC
Crowley Disposal, LLC
Disposal Properties, LLC
GSX Disposal, LLC
Heckmann Environmental Services, Inc.
Hilliard Disposal, LLC
Murphy's Waste Oil Service, Inc.
Plaquemine Remediation Services, LLC
Roebuck Disposal, LLC
Safety-Kleen Environmental Systems Company
Safety-Kleen Envirosystems Company of Puerto Rico, Inc.
Safety-Kleen, Inc.
Safety-Kleen International, Inc.
Safety-Kleen of California, Inc.
Safety-Kleen Systems, Inc.
Sanitherm USA, Inc.
Sawyer Disposal Services, LLC
Service Chemical, LLC
SK Holding Company, Inc.
Spring Grove Resource Recovery, Inc.
The Solvents Recovery Service of New Jersey, Inc.
Thermo Fluids, Inc.
Tulsa Disposal, LLC
Versant Energy Services, Inc.

QuickLinks

  EXHIBIT 5.1
Exhibit A